Exhibit 3
UNDERWRITING AGREEMENT
Transamerica Financial Life Insurance Company, Inc. and Transamerica Capital, Inc.
     This Agreement, made this 1st day of November, 2007 by and between Transamerica Financial Life Insurance Company, Inc. (“TFLIC”) on behalf of The Diversified Investors Variable Funds and The Diversified Investors Strategic Variable Funds, two separate accounts (with subaccounts) established under New York law (referred to herein as the “Accounts”), and Transamerica Capital, Inc. (referred to herein as the “Distributor”).
     WHEREAS, The Diversified Investors Variable Funds has been registered as a unit investment trust with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and The Diversified Investors Strategic Variable Funds has been registered with the SEC under the 1940 Act as an open-end management investment company, and each Account serves as an investment option available under certain group variable annuity contracts (the “Contracts”) registered for sale to the public under the Securities Act of 1933, as amended (the “1933 Act”) and has filed appropriate notices under various state securities laws; and
     WHEREAS, TFLIC wishes to retain the Distributor as the principal underwriter in connection with the distribution of the Contracts and to furnish certain other services to TFLIC as specified in this Agreement; and
     WHEREAS, this Agreement has been approved by separate votes of the Managing Board of The Diversified Investors Strategic Variable Funds (“Board”) and of those Managing Board members who are not “interested persons” of TFLIC, the Distributor, or The Diversified Investors Strategic Variable Funds, as defined in the 1940 Act (“Independent Board Members”) in conformity with Section 15 of the 1940 Act; and
     WHEREAS, the Distributor is willing and able to furnish such services on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:
     1. (a) TFLIC hereby appoints the Distributor as its exclusive principal underwriter and distributor in connection with the offering and sale of Contracts to the public directly and through registered and qualified securities dealers, banks and other intermediaries (collectively, “Intermediaries”), and the Distributor hereby accepts such appointment, on the terms and for the period set forth in this Agreement. The Distributor, as agent for TFLIC, shall, in accordance with applicable federal and state law and the registration statement most recently filed with respect to the Contracts and the Accounts with the SEC and effective under the 1940 Act and 1933 Act, as such Registration Statement may be amended or supplemented from time to time (“Registration Statement”): (i) promote the Contracts; (ii) solicit orders for the purchase of the Contracts subject to such terms and conditions as TFLIC may specify; and (iii) accept orders for the purchase of the Contracts on behalf of TFLIC (collectively, “Distribution Services”). The Distributor shall comply with all applicable federal and state laws.
          (b) The Distributor may pay for ongoing shareholder liaison services, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now or hereafter deemed to be appropriate subjects for the payments of “service fees” under Conduct Rule 2830 of the Financial Industry Regulatory Authority (“FINRA”) (collectively, “Shareholder Services”), as appropriate.
     2. The Distributor may also enter into dealer or similar agreements with qualified Intermediaries it may select for the performance of Distribution Services and Shareholder Services. The Distributor may also enter into agreements with Intermediaries and other qualified entities to perform recordkeeping, shareholder servicing and sub-accounting services. In making such arrangements, the Distributor shall act only as principal and not as agent for TFLIC. No such Intermediary is authorized to act as agent for TFLIC in connection with the offering or sale of Contracts to the public or otherwise, except for the limited purpose of determining the time as of which orders for the purchases, sales and exchanges of Contracts are deemed to have been received.
     3. As used in this Agreement, the terms “Prospectus” and “Statement of Additional Information” shall mean, respectively, the form of prospectus and statement of additional information with respect to the Contracts and the Accounts filed by TFLIC as part of the Registration Statement, or as they may be amended or supplemented from time to time.
     4. The Distributor shall print and distribute to prospective contractholders current Prospectuses, and shall print and distribute, upon request, to prospective contractholders current Statements of Additional Information, and may print and distribute such other sales literature, reports, forms and advertisements in connection with the sale and offers of sale of the Contracts as it deems appropriate. In connection with such sales and offers of sale, the Distributor and any Intermediary shall give only such information and make only such statements or representations as are contained in the Accounts’ Registration Statement, or in information furnished in writing to the Distributor by TFLIC and intended for such use or approved in writing by authorized representatives of TFLIC, and TFLIC shall not be responsible in any way for any other information, statements or representations given or made by the Distributor or any Intermediary. Except as specifically provided in this Agreement, TFLIC shall bear none of the expenses of the Distributor in connection with its offer and sale of the Contracts.
     5. Subject to the right of TFLIC to cease to offer Contracts as set forth in paragraph 9 hereof, TFLIC agrees at its own expense to register, qualify or determine the exemption for registration or qualification of the Contracts then offered with the SEC, state and other regulatory bodies, and to prepare and file from time to time the Contracts’ and Accounts’ Registration Statement, amendments thereto, reports and other documents as may be necessary to maintain the registration or qualification. The Distributor shall provide TFLIC promptly with all information required for such registration or qualification. Each Account shall bear all expenses related to preparing and typesetting such Prospectuses, Statements of Additional Information, and other materials required by law and such other expenses, including printing and mailing expenses, related to the Accounts’ communications with persons who are contractholders investing in the Accounts.
     6. (a) The Distributor shall act as distributor of Contracts in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to (i) the 1940 Act, (ii) the 1933 Act, (iii) the Securities Exchange Act of 1934 (“1934 Act”), (iv) any securities association registered under the 1934 Act, including without limitation the FINRA Conduct Rules or rules of any other applicable self-regulatory organization. The Distributor shall offer the Contracts, and accept purchases, redemptions and exchanges of Contracts, in compliance with the Accounts’ Registration Statement and applicable law.
          (b) The Distributor shall be responsible for reviewing and making such filings with FINRA, as required, of advertisements and sales literature relating to each Account. The Distributor shall be responsible for reviewing the Registration Statement of each Account, as applicable, for compliance with the requirement of the FINRA Conduct Rules that the prospectus contain disclosure of the details of any arrangement by which special cash compensation arrangements are made available to a FINRA member distributing the Contracts, which arrangements are not made available on the same terms to all FINRA members who distribute the Contracts.
          (c) The Distributor shall adopt and follow procedures for the confirmation of sales to contractholders and Intermediaries, the timeliness of orders, the collection of amounts payable by investors and Intermediaries on such sales, the correction of errors related to distribution of Contracts, the cancellation of unsettled transactions, and assisting with the solicitation of proxies, and any other matters governed by Rule 38a-1 under the 1940 Act (as may apply to a principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the FINRA, any other self-regulatory organization, and the federal and state securities laws. The Distributor shall provide reports or other information to TFLIC at TFLIC’s reasonable request, including, without limitation, reports related to the operation and implementation of any applicable policies related to customer privacy, safeguarding of customer information, sales and marketing practices or other policies and procedures of TFLIC.
     7. The Distributor agrees that it has adopted and implemented an anti-money-laundering program in compliance with the USA PATRIOT Act of 2001, the regulations thereunder and FINRA Conduct Rules, including, without limitation, customer identification program procedures and monitoring for suspicious activity. The Distributor additionally agrees that it has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists. The Distributor shall provide reports or other information to TFLIC at TFLIC’s reasonable request, related to the operation and implementation of any applicable anti-money-laundering policies for which the Distributor is responsible.
     8. (a) TFLIC agrees to indemnify, defend and hold the Distributor, its officers, directors and employees and any person who controls the Distributor within the meaning of

Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors and employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Registration Statement not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor or such other parties against any liability to TFLIC or its contractholders to which the Distributor or such other parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of their obligations and duties under this Agreement, and further provided that, notwithstanding the foregoing, TFLIC shall not indemnify the Distributor or such other parties if such indemnification obligations arose, directly or indirectly, as a result of conduct as set forth in paragraph 8 (b). The Distributor agrees that it shall look only to the assets of the applicable Account, and not to any other assets of TFLIC, for satisfaction of any obligation created by this paragraph or otherwise arising under this Agreement.
          (b) The Distributor agrees to indemnify, defend and hold TFLIC, its several officers and directors, and any person who controls TFLIC within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which TFLIC, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any act of the Distributor or its directors, officers, employees or agents, constituting willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to TFLIC for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading. As used in this paragraph, the term “employee” shall not include a corporate entity under contract to provide services to the Accounts, or any employee of such a corporate entity, unless such person is otherwise an employee of TFLIC.
          (c) Each party agrees to promptly notify the other of the commencement of any litigation or proceedings involving any indemnified party. The indemnification provisions of this paragraph 8 shall survive the termination of this Agreement.
     9. TFLIC reserves the right at any time to withdraw any or all offerings of the Contracts, and at its discretion to recommence offering any time thereafter, by written notice to the Distributor at its principal office.
     10. The Distributor is an independent contractor and shall be agent for TFLIC only in respect to the sale, redemption and exchange of Contracts, including for the limited purpose of determining the time as of which Contract transactions are deemed to have been received.

     11. The services of the Distributor to TFLIC under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.
     12. As used in this Agreement, the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC or its staff, as appropriate, by any rule, regulation, order, or no-action or interpretative letter.
     13. This Agreement will become effective on the date first written above and shall continue in effect, unless sooner terminated as provided herein, for so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Account, provided that in either event the continuance is also approved by a majority of the Independent Board Members, by vote cast in person at a meeting called for the purpose of voting on such approval.
     14. This Agreement is terminable with respect to one or both of the Accounts without penalty by TFLIC, by the Board, by vote of a majority of the outstanding voting securities of the Account, or by the Distributor, on not less than 60 days’ written notice to the other party, and such notice period may be waived upon the mutual written consent of the Distributor and TFLIC. This Agreement will also automatically and immediately terminate in the event of its assignment.
     15. TFLIC and the Distributor agree that the information exchanged hereunder and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Distributor shall have the right to use any list of contractholders which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and the privacy policies of the Distributor and TFLIC. The Distributor further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information. The provisions of this paragraph 15 will survive termination of this Agreement.
     16. From time to time, an Account may implement policies or procedures in an effort to avoid the potential adverse effects on the Accounts of short-term trading by market timers. The Distributor agrees to cooperate in good faith with TFLIC in the implementation of any such policies or procedures. The Distributor agrees, where appropriate, to make reasonable efforts to obtain the agreement of Intermediaries to comply with the Accounts’ frequent trading and other policies set forth in the Accounts’ Registration Statement or to take alternative actions reasonably designed to achieve compliance with these policies.
     17. No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in multiple counterparts.
     18. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida and the applicable provisions of the 1940 Act.
     19. Notices shall be provided to each party, as noted below:
To the Distributor:
Transamerica Capital, Inc.
4600 S. Syracuse Street
Denver, CO 80237-2719
720-494-4044
To TFLIC:
Transamerica Financial Life Insurance Company, Inc.
4 Manhattanville Road
Purchase, New York 10577
Attn: Robert F. Colby
914-697-8980
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

ATTEST	TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, INC.

By: /s/Kathleen S. Mullarkey	By: /s/Arthur D. Woods

Name: Kathleen S. Mullarkey Title: Paralegal	Name: Arthur D. Woods Title: Vice President

ATTEST	TRANSAMERICA CAPITAL, INC.

By: /s/Kathleen S. Mullarkey	By: /s/Brenda L. Smith

Name: Kathleen S. Mullarkey Title: Paralegal	Name: Brenda L. Smith Title: Assistant Vice President